Exhibit 99

NEWS RELEASE

PGT Reports 2012 Fourth Quarter Results

VENICE, FL, February 20, 2013 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the fourth quarter and year ended December 29, 2012.

“During the fourth quarter, we focused our efforts on driving sales by running promotions and capitalizing on our value proposition. These activities, combined with the improving housing market, drove a sales increase of $9.5 million, or 26.6%. WinGuard sales grew 38.2% over the prior year, and represented 71% of total sales compared to 65% a year ago. The targeted promotional activity helped drive our mix improvement and gain share in certain markets. We also showed growth in our non-impact and Eze-Breeze lines.” said PGT’s President and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “Thanks to a great fourth quarter, our 2012 sales of $174.5 million grew 4.3% compared to 2011. Also, we posted net income of $9.0 million, an increase of $25.9 million when compared to 2011. This improvement in net income resulted from increasing sales in more profitable categories, improving manufacturing efficiencies, reducing scrap, and increasing efficiency within our transportation team.”

Our financial highlights for the fourth quarter ended December 29, 2012 compared to the results for the same period last year include:

▪	Net sales of $45.2 million, an increase of $9.5 million, or 26.6%;

▪	Gross margin of 35.4%, an increase of 10.3% of sales;

▪	Net income of $3.2 million compared to a net loss of $6.3 million;

▪	Net income per diluted share of $0.06 compared to an adjusted net loss per diluted share of $0.07; and

▪	EBITDA of $6.9 million, compared to $0.6 million in the fourth quarter of 2011, after adjusting 2011 for non-cash impairment charges and gain on equipment sales related to the consolidation.

Commenting on the fourth quarter , Jeff Jackson, PGT's Executive Vice President of Operations and Chief Financial Officer, stated, "In addition to our focus on sales, we also focused on gross margin which increased to 35.4% from 25.1% in 2011. This improvement is a result of the leverage on increased sales and improved product mix as well as reduced scrap. During the quarter, we repurchased 922,694 shares of our stock for approximately $3.9 million and prepaid an additional $3.0 million of outstanding bank debt, bringing our gross debt to $37.5 million. We finished the year with a cash balance of $18.7 million."

Our financial highlights for the twelve months ended December 29, 2012 compared to the results for the prior year include:

▪	Net sales of $174.5 million, an increase of $7.3 million, or 4.3%;

▪	Gross margin of 34.2%, an increase of 6.4% of sales, after adding back 2011 consolidation charges;

▪	Net income of $9.0 million compared to a net loss of $16.9 million for the prior year;

▪	Net income per diluted share of $0.16 compared to an adjusted net loss per diluted share of $0.10; and

▪
EBITDA of $24.7 million, compared to $12.7 million for 2011, after adjusting 2011 for consolidation charges, related manufacturing inefficiencies, non-cash impairment charges, gain on equipment sales, and the write-off of deferred financing costs.

Mr. Jackson continued, “During the quarter and year ended December 29, 2012, we generated $6.8 million and $23.2 million in cash from operations, respectively. Additionally, in January, 2013 we sold our Salisbury, NC, facility for approximately $8.0 million ($7.5 million net of selling costs) which provides us additional momentum for 2013. The net proceeds were used to voluntarily pay debt on January 31, 2013, bringing our gross debt to $30.0 million at that time. We believe that we are poised in 2013 to continue sales growth and improve overall efficiencies. We continue to maintain our name recognition through our value proposition and are determined to enhance value for our stockholders, employees and other stakeholders.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, February 21, 2013, at 10:30 a.m. Eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning February 21, 2013 at 1:30 p.m. Eastern Time through February 28, 2013. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 92340223. The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,000 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts.  Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities
•	The controlling interest of JLL Partners Fund IV, L.P.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP).  We believe that presentation of non-GAAP measures such as adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance.  We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential.  The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation.  Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation.  We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential.  However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation.  Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation.  We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense.  EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures.  Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

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CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President of Operations and CFO
941-480-1600
 jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales	$45,211	$35,709	$174,540	$167,276
Cost of sales	29,203	26,753	114,872	128,171
Gross margin	16,008	8,956	59,668	39,105
Impairment charges	-	5,959	-	5,959
Selling, general and administrative expenses	11,888	11,627	47,094	48,619
Income (loss) from operations	4,120	(8,630)	12,574	(15,473)
Interest expense	762	881	3,437	4,168
Other expense (income), net	182	(874)	72	(419)
Income (loss) before income taxes	3,176	(8,637)	9,065	(19,222)
Income tax (benefit) expense	(18)	(2,324)	110	(2,324)
Net income (loss)	$3,194	$(6,313)	$8,955	$(16,898)

Basic net income (loss) per common share	$0.06	$(0.12)	$0.17	$(0.31)

Diluted net income (loss) per common share	$0.06	$(0.12)	$0.16	$(0.31)

Weighted average common shares outstanding:
Basic	53,458	53,659	53,620	53,659

Diluted	56,764	53,659	55,262	53,659

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 29,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$18,743	$10,940
Accounts receivable, net	13,997	13,830
Inventories	11,529	11,602
Asset held for sale	5,259	-
Other current assets	3,802	3,741
Total current assets	53,330	40,113

Property, plant and equipment, net	41,220	48,606
Other intangible assets, net	45,327	51,830
Other assets, net	1,440	2,286
Total assets	$141,317	$142,835

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,279	$12,706
Deferred income taxes	46	-
Current portion of long-term debt and capital lease obligations	-	50
Total current liabilities	13,325	12,756
Long-term debt and capital lease obligations	37,500	45,500
Deferred income taxes	14,858	15,041
Other liabilities	1,424	2,176
Total liabilities	67,107	75,473

Total shareholders' equity	74,210	67,362
Total liabilities and shareholders' equity	$141,317	$142,835

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PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Reconciliation to Adjusted net income (loss) and Adjusted net income (loss) per share (1):

Net income (loss)	$3,194	$(6,313)	$8,955	$(16,898)
Reconciling item:
Intangible impairment charges (2)	-	5,959	-	5,959
Consolidation charges (3)	-	-	-	4,106
Gain on equipment sales (4)	-	(875)	-	(875)
Manufacturing inefficiencies (5)	-	-	-	4,005
Write off deferred financing costs (6)	-	-	-	420
Tax effect of reconciling items	-	(2,324)	-	(2,324)
Adjusted net income (loss)	$3,194	$(3,553)	$8,955	$(5,607)

Weighted average shares outstanding:
Diluted (7)	56,764	53,659	55,262	53,659

Adjusted net income (loss) per share - diluted	$0.06	$(0.07)	$0.16	$(0.10)

Reconciliation to EBITDA and Adjusted EBITDA:
Net income (loss)	$3,194	$(6,313)	$8,955	$(16,898)
Reconciling items:
Depreciation and amortization expense	2,973	3,303	12,233	14,092
Interest expense	762	881	3,437	4,168
Income tax (benefit) expense	(18)	(2,324)	110	(2,324)
EBITDA	6,911	(4,453)	24,735	(962)
Intangible impairment charges (2)	-	5,959	-	5,959
Consolidation charge (3)	-	-	-	4,106
Gain on Equipment Sales (4)	-	(875)	-	(875)
Manufacturing inefficiencies (5)	-	-	-	4,005
Write off deferred financing costs (6)	-	-	-	420

Adjusted EBITDA	$6,911	$631	$24,735	$12,653
Adjusted EBITDA as percentage of net sales	15.3%	1.8%	14.2%	7.6%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 23, 2012.
(2) The Company completed its annual impairment tests in the fourth quarter of 2011, which resulted in additional impairment charges totaling $6.0 million related to trade names.
(3) Represents charges and credits related to consolidation actions taken in 2011. These charges relate primarily to employee separation costs and move related expenses. Of the $4.1 million in consolidation charges in the year ended December 31, 2011, $3.4 million is included in cost of goods sold and $0.7 million is included in selling, general and administrative expenses.
(4) Represents gains related to the sale of equipment previously used in North Carolina operations. These gains are included in other income for the fourth quarter and year ended December 31, 2011.
(5) Represents temporary excess labor and scrap expense incurred as a result of the consolidation actions taken in 2011. The amounts were determined by comparing the manufacturing results with normalized pre-consolidation results. These charges are included in cost of goods sold for the year ended December 31, 2011.

(6) Represents the write off of the remaining unamortized fees associated with our previous financing agreement. These charges are included in other expense for the year ended December 31, 2011.
(7) Due to the net losses in the fourth quarter and fiscal year 2011, the effect of equity compensation plans for these periods is anti-dilutive.